EXECUTION

ASSET PURCHASE AGREEMENT

by and among

Sturm, Ruger & CoMPANY, Inc.

as Buyer,

and

REMINGTON OUTDOOR COMPANY, INC.

and

EACH OF THE SUBSIDIARIES OF REMINGTON OUTDOOR COMPANY, INC.,

as Seller

SET FORTH ON THE SIGNATURE PAGES HERETO

Dated as of September 26, 2020

TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule 1.1(b)	-	Owned FF&E
Schedule 1.1(c)	-	Leased FF&E
Schedule 1.1(e)	-	Assigned Business Contracts
Schedule 1.1(h)	-	Inventory
Schedule 1.4(a)	-	Estimated Cure Amount
Schedule 4.1(f)	-	Compliance with Law
Schedule 4.1(g)	-	Contracts
Schedule 4.1(h)	-	Material Permits
Schedule 11.5	-	Brokers and Finders
Schedule 12.1(a)	-	Intellectual Property

TABLE OF CONTENTS

(continued)

EXHIBIT
Exhibit 1	-	Bidding Procedures Order

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 26, 2020 (the “Effective Date”), is entered into by and among Remington Outdoor Company, Inc., a Delaware corporation and debtor-in-possession (“ROC”), each of the subsidiaries of ROC set forth on the signature pages to this Agreement (collectively with ROC, “Seller”), and Sturm, Ruger & Company, Inc. (“Buyer”), or a Buyer Acquisition Vehicle as assignee in accordance with Section 11.1. Capitalized terms used in this Agreement are defined or cross-referenced in Article 12.

RECITALS

A.       Seller is engaged in the design, development, testing, manufacture, marketing, sale and distribution of Marlin brand products (including discontinued products and those yet to be launched) using the Marlin name (the “Products” and the design, development, testing, manufacture, marketing and sale of the Products is collectively referred to herein as the “Business”), and owns various assets related to the Business. On July 27, 2020 (the “Petition Date”), each of the entities comprising Seller filed a voluntary petition for relief under Chapter 11 of Title 11, United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Alabama (the “Bankruptcy Court”) administratively consolidated under Case No. 20-81688-CJR11 (the “Bankruptcy Case”).

B.       On the Petition Date, Seller filed a Motion for (I) an Order Establishing Bidding Procedures and Granting Related Relief and (II) an Order or Orders Approving the Sale of the Debtors’ Assets (the “Bidding Procedures Motion”) pursuant to which Seller sought, and the Bankruptcy Court approved, the Bidding Procedures Order attached hereto as Exhibit 1 (the “Bidding Procedures Order”).

C.       Buyer desires to purchase the Acquired Assets free and clear of Liens, Claims and Interests, but not assume any Claims of Seller, and Seller desires to sell, convey, assign and transfer to Buyer, the Acquired Assets, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363 and 365 and other applicable provisions of the Bankruptcy Code.

D.       Buyer, in exchange for the transfer to Buyer of the Acquired Assets, desires to provide certain consideration (as set forth below) to Seller.

E.       The Acquired Assets are assets of Seller, which are to be purchased by Buyer pursuant to a final, non-appealable order of the Bankruptcy Court, whose terms are acceptable to Buyer in its sole and absolute discretion, approving such sale pursuant to Sections 105, 363 and 365 of the Bankruptcy Code with a finding of good faith on the part of Buyer (the “Sale Order”), which Sale Order will include the authorization for the assumption by Seller and assignment to Buyer of certain executory contracts and unexpired leases and liabilities thereunder under Section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with the applicable provisions of the Bankruptcy Code. The consummation of the transactions set forth in this Agreement is subject, among other things, to the entry of the Sale Order as a final Order.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

Article 1. PURCHASE AND SALE OF THE ACQUIRED ASSETS.

Section 1.1            Transfer of Acquired Assets. At the Closing, upon and subject to the terms and conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall acquire from Seller, all of Seller’s legal and equitable rights, title and interest in and to the Acquired Assets free and clear of all Liens, Claims and Interests. For all purposes under this Agreement, the term “Acquired Assets” shall not include any Excluded Assets, and shall mean the following properties, assets, Interests and rights of Seller:

(a)               [Reserved];

(b)               all of Seller’s (i) woodworking equipment located at the Lexington Property, that is necessary for the production of all the Products in the volumes and as currently produced by Seller, a schedule of which shall be delivered by Seller to Buyer prior to the Closing, (ii) equipment, machinery, furniture, fixtures and improvements, woodworking equipment, engraving equipment, molds, forms, tooling and spare parts and any other tangible personal property (including without limitation consumables located at the premises of the Business) that is in any of the foregoing cases listed in this cause (ii) used for the ownership, operation or management of the Business, in each of the foregoing cases to the extent listed on Schedule 1.1(b), and (iii) molds, forms, tooling and spare parts which are not located at Seller’s Huntsville, Alabama or Ilion, New York facilities that are necessary for the production of all the Products in the volumes and as currently produced by Seller, a schedule of which shall be delivered by Seller to Buyer prior to the Closing (the foregoing clauses (i), (ii) and (iii) being collectively the “Owned FF&E”) (wherever such Owned FF&E is located, whether at any Owned Real Property, any Leased Real Property or any third party location (including vendors or supplier locations)), in each case other than real property and that Owned FF&E specifically identified by Buyer for abandonment, and (iii) to the extent assignable, rights to any warranties and licenses received from manufacturers and sellers of the Owned FF&E;

(c)               all of Seller’s (i) equipment, machinery, furniture, fixtures and improvements, woodworking equipment, engraving equipment, engraving equipment, roll marking equipment, box label printers, scanners, molds, forms, tooling and spare parts, and any other tangible personal property that is in any of the foregoing cases used for the ownership, operation or management of the Business, that are in each case leased pursuant to any Contract listed in Schedule 1.1(c), in each case other than real property and those items specifically identified by Buyer for lease rejection or abandonment (the “Assigned FF&E Leases” and the equipment, machinery, furniture, fixtures and improvements, tooling and spare parts so leased, the “Leased FF&E”) (wherever such Leased FF&E is located, whether at any Owned Real

Property, any Leased Real Property or any third party location (including vendors or supplier locations)), (ii) rights under the Assigned FF&E Leases, and (iii) to the extent assignable, rights to any warranties and licenses received from manufacturers and lessors of the Leased FF&E;

(d)               all proceeds and recoveries from policies (but not, for the avoidance of doubt, any Insurance Policies themselves) to the extent such proceeds and recoveries are received in respect of any Acquired Assets regardless of when the related loss occurred (the rights described in this Section 1.1(d) being collectively the “Acquired Policy Rights”);

(e)               all Contracts set forth on Schedule 1.1(e) (collectively, the “Assigned Business Contracts” and, together with the Assigned FF&E Leases, the “Assigned Contracts”);

(f)                all (i) Intellectual Property owned or used by Seller primarily in connection with the ownership, operation and/or management of the Business and any and all corresponding rights that, now or hereafter, may be secured throughout the world, (ii) Intellectual Property licensed to Seller primarily in connection with the ownership, operation and/or management of the Business and (iii) Seller’s documents and records related to Seller’s actions and communications regarding the protection and enforcement of such Intellectual Property (the “Acquired Intellectual Property”); provided, that for the avoidance of doubt, the Acquired Intellectual Property includes all Intellectual Property set forth on Schedule 12.1(a);

(g)               [Reserved];

(h)               all right, title and interest in and to all inventory, parts, supplies and finished goods related to the Products or within the scope of the operations of the Business, including, without limitation, those located on the Owned Real Property and the Leased Real Property or (to the extent within the scope of the operations of the Business) in the possession of any third-party bailees (collectively, the “Inventory”), including, without limitation, the Inventory listed on Schedule 1.1(h);

(i)                 Claims held by Seller that relate to Acquired Assets;

(j)                 copies of (i) all preventative maintenance schedules and maintenance documents and records, (ii) all documents related to litigation involving the Products or the Business during the last ten (10) years (including any documents which may otherwise be subject to the attorney-client, attorney work product or any other privilege), (iii) the Historic Firearms Books and Records of Seller, and (iv) all documents, records and correspondence related to protection and enforcement of the Acquired Intellectual Property; and

(k)               All rights to or claims for refunds, overpayments or rebates of all Taxes related to the Business or Acquired Assets other than refunds described in Section 1.2(g);

(l)                 all other tangible or intangible assets owned, controlled or used by Seller and necessary for the ownership, operation and/or management by Buyer of the Business.

Section 1.2            Excluded Assets. Notwithstanding any provision to the contrary in Section 1.1, the Acquired Assets shall specifically exclude the following properties, Contracts,

Leases, and other assets, interests and rights of Seller (all such items not being acquired by Buyer being referred to in this Agreement as the “Excluded Assets”):

(a)               all Owned Real Property;

(b)               all Leases pursuant to which Seller has the right to possess, use, lease or occupy (or grant others the right to possess, use, lease or occupy) any Leased Real Property, together with all security and other deposits related thereto and prepaid rent associated therewith;

(c)               all rights of every nature and description under or arising out of (including rights to refunds or adjustments relating to, and proceeds and recoveries from): (i) all insurance policies of Seller other than the Acquired Policy Rights (including, for the avoidance of doubt, those covering Liabilities and Claims against Seller and its affiliates relating to the Employee Liabilities); and (ii) all Employee Benefit Plans (the foregoing clauses (i) and (ii) collectively, the “Excluded Insurance Policies”);

(d)               any asset that is not owned or leased by Seller or not used or held for use in connection with the ownership, operation and management of the Business;

(e)               any minute books, stock ledgers, corporate seals and stock certificates of Seller, and other books and records of Seller, including those that Seller is required by Law to retain and all Tax Returns, financial statements and corporate or other entity filings; provided that Seller shall provide Buyer with reasonable access to the same following the Closing to the extent relating to the Acquired Assets and when reasonably requested by Buyer;

(f)                all (i) prepaid premiums in respect of all Excluded Insurance Policies, (ii) retainers, prepayments or on-account cash paid to Seller’s professionals and advisors, including any carve-out under any DIP Facility or cash collateral arrangements (whether retained in the Bankruptcy Case or otherwise), and (iii) other deposits, prepaid charges and expenses paid by Seller to the extent such deposits, charges, or expenses are in connection with or relating to any Excluded Asset;

(g)               except as provided in Section 8.2(d)(v), all rights to or claims for refunds, overpayments or rebates of Excluded Taxes, including any refunds, overpayments or rebates of Excluded Taxes for any Straddle Period, other than, in any of the foregoing cases, any such refunds, overpayments or rebates that are attributable to Taxes actually paid or otherwise borne by Buyer;

(h)               all shares of capital stock (and any other equity interests or rights convertible into equity interests) issued by any Seller entity;

(i)                 all Documents exclusively relating to any Excluded Asset;

(j)                 all Documents relating to any Employees who do not become Transferred Employees;

(k)               all Employee Benefit Plans and all assets of, and Contracts relating to or associated with, such plans;

(l)                 all Cash and all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing;

(m)             all Claims of Seller relating to the Excluded Assets;

(n)               any rights of Seller under this Agreement or any Ancillary Agreement to which Seller is a party, including without limitation any rights relating to the Purchase Price;

(o)               original Historic Firearms Books and Records of Seller, except to the extent Buyer requires copies of such records as provided in Section 1.1(j);

(p)               all original Documents of Seller held by Seller or Seller’s counsel relating to (i) any litigation against Seller or (ii) the Employee Liabilities, though Buyer requires copies of documents related to litigation involving the Products or the Business during the last ten (10) years as provided in Section 1.1(j);

(q)               the D&O Insurance, and all proceeds thereof;

(r)                all Software other than Software included within the definition of Intellectual Property or that is required to run the Business;

(s)                the Remington Name;

(t)                 all leased equipment, machinery, molds, forms, tooling and fixtures that is not subject to an Assigned FF&E Lease, that is subject to a lease specifically identified by Buyer for rejection or abandonment or which does not relate to the Products;

(u)               all rights of recovery, rights of set-off, rights of indemnity, contribution or recoupment, warranties, guarantees, rights, remedies, counter-claims, cross-claims and defenses related to any Excluded Liability;

(v)               any Products not marked or manufactured in compliance with applicable ATF rules, regulations and laws, unless Seller, at its own expense, brings such Products into compliance prior to Closing;

(w)             any properties, Leases, or other assets, interests and rights of Seller that do not relate to the ownership, operation or management of the Business;

(x)               any Contracts other than such Contracts that Buyer elects to assume pursuant to Section 1.1(e);

(y)               all Permits;

(z)               all Avoidance Actions; and

(aa)            Claims held by Seller against any party that are covered by, relate to or are based upon any Excluded Insurance Policy or the D&O Insurance.

Section 1.3            No Assumption of Liabilities. Buyer shall not assume any Liabilities, obligations or other Claims of Seller, its Affiliates or any of their respective Related Persons, including, without limitation, any of the following Liabilities (all items in this Section 1.3 being, collectively, the “Excluded Liabilities”), and Seller shall retain such Excluded Liabilities:

(a)               all Liabilities under or relating to the Excluded Assets;

(b)               all Liabilities of Seller under or relating to the Priority Term Loan, the FILO Facility, the Exit Term Loan or the Intercompany Note;

(c)               all Liabilities of Seller under any Customer Orders, the Purchase Orders (including Liabilities in respect of customer deposits, security deposits and prepaid items), or Seller’s consumer rebate program(s);

(d)               all Liabilities for Excluded Taxes;

(e)               all Liabilities under the CBA, or any other agreement or arrangement with any employee collective bargaining representative, whether or not formally recognized by Seller;

(f)                all Liabilities under any Employee Benefit Plans, including the Pension Plan;

(g)               all Employee Liabilities;

(h)               all Liabilities arising out of, or relating to the ownership or use of the Business and/or the Acquired Assets prior to the Closing;

(i)                 all Liabilities of Seller arising under or incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Ancillary Agreements to which Seller is a party and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(j)                 all City of Huntsville Project Development Liabilities;

(k)               all Liabilities arising from and in connection with grants of restricted common unit/share awards and stock options by Seller;

(l)                 all Liabilities of Seller under this Agreement, or under any Ancillary Agreement to which Seller is a party;

(m)             all Liabilities under any Excluded Contracts and Leases;

(n)               all State of Alabama Project Development Liabilities;

(o)               the Retained Litigation;

(p)               all Liabilities arising out of or relating to applicable Environmental Laws and other Laws, including in connection with any contamination, clean-up or remediation associated therewith, including those required for, identified in connection with, or resulting from the movement or removal (other than actions by Buyer or its agents in violation of applicable Environmental Laws and other Laws) of the Acquired Assets from any Owned Real Property or Leased Real Property;

(q)               all Liabilities arising out of or relating to any product or service warranty or any product or service liability, whether in respect of the Products, the Business or otherwise; and

(r)                the D&O Insurance (including the cost thereof and any deductibles or retentions associated therewith) and all Liabilities and obligations to indemnify and hold harmless any Seller D&Os or employees.

Section 1.4            Designation of Leases and Contracts for Assumption by Seller and Assignment to Buyer; Cure Amount.

(a)               At such time as is specified in the Sale Order, pursuant to Section 365 of the Bankruptcy Code, Seller shall assume and assign to Buyer, and Buyer shall take assignment from Seller of, the Assigned FF&E Leases and the Assigned Contracts. The amounts necessary, pursuant to Section 365 of the Bankruptcy Code, to cure any and all defaults and to pay all actual or pecuniary losses that have resulted from any such defaults under any Assigned FF&E Lease or Assigned Contract (such aggregate amount, the “Cure Amount”) shall be paid by Buyer, in each case as and when finally determined by the Bankruptcy Court pursuant to the procedures set forth in the Sale Order and this Agreement. Schedule 1.4(a) contains Seller’s estimate as of the Effective Date of the Cure Amount. Buyer may, in its sole discretion, amend Schedule 1.1(c) and/or Schedule 1.1(e) to add or remove any Contracts or Leases from such Schedules at any time prior to the date of a final hearing to approve the sale of the Acquired Assets (the “Sale Hearing”), upon written notice to Seller, and the definitions of Acquired Assets, Excluded Assets and Excluded Liabilities shall be updated to correspond to such changes.

(b)               Seller shall timely serve the motion seeking entry of the Sale Order to all parties to Assigned FF&E Leases and Assigned Contracts and, subject to Section 1.5, Seller shall cause the Assigned Leases and Assigned Contracts to be assumed by Seller and assigned to Buyer pursuant to Section 365 of the Bankruptcy Code, and Seller shall comply with all requirements under Section 365 of the Bankruptcy Code necessary to assign and delegate to Buyer all of Seller’s rights and obligations under the Assigned FF&E Leases and Assigned Contracts, and Buyer shall pay all Cure Amounts with respect to the Assigned FF&E Leases and Assigned Contracts prior to assignment to Buyer.

Section 1.5            Non-Assignment of Acquired Assets. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer and shall not effect the assignment or transfer of any Acquired Asset if (a) an attempted assignment thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any party thereto other than Seller (each such action, a “Necessary Consent”), would constitute a breach thereof (after giving effect to any waiver by the applicable counterparty, or any elimination of such approval, authorization or consent requirement by operation of the Sale Order) or in any way adversely affect the rights or obligations of Buyer thereunder and such Necessary Consent is not obtained and (b) the Bankruptcy Court shall not have entered a final Order prior to Closing providing that such Necessary Consent is not required because the transfer thereof shall be deemed by the Bankruptcy Court to be (x) effective and (y) not a breach thereof, notwithstanding the failure to obtain such Necessary Consent. In such event, Seller and Buyer will use their commercially reasonable efforts, other than as to Non-Debtor Affiliates for whom Seller shall use best efforts, to obtain the Necessary Consents with respect to any such Acquired Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request; provided, however, that for parties other than Non Debtor Affiliates, Seller shall not be obligated to pay any consideration therefor to any third-party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval; provided, further, that if all Necessary Consents are not obtained despite Seller’s commercially reasonable efforts to obtain such Necessary Consents, Buyer shall remain obligated to close the transactions contemplated by this Agreement upon the satisfaction of the conditions set forth in Section 9.2(b).

Section 1.6            Further Conveyances and Assumptions.

(a)               Seller shall deliver to Buyer at the Closing, or in a reasonably timely manner thereafter, such Employee Records as are reasonably necessary for Buyer to transition the Transferred Employees into Buyer’s records, as well as all other Documents included in the Acquired Assets.

(b)               At the Closing, and from time to time thereafter, Seller and Buyer shall, and Seller and Buyer shall cause their respective Affiliates to, execute, acknowledge and deliver all such further actions, as may be reasonably necessary or appropriate to sell, transfer, convey, assign and deliver fully to Buyer and its respective successors or permitted assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement, and to otherwise make effective or evidence the transactions contemplated by this Agreement.

Section 1.7            Conflicts with Other Bidders. In the event of any conflict regarding the Acquired Assets between this Agreement and agreements governing other sales of the Seller’s assets in the Bankruptcy Case (the “Other Agreements”) defined herein or therein, Buyer shall cooperate in good faith with Seller, whether before or after the Closing Date, to ensure all assets are allocated between the parties in order to reflect the intent of Buyer hereunder and any such other purchasers of Seller’s assets pursuant to the Other Agreements. Without limitation to the foregoing, Buyer agrees to enter into a non-exclusive, perpetual, worldwide, royalty-free license in favor of the buyer or buyers of the Non-Marlin Business to use Patents Nos. 10,254,063 and 10,718,584 in the Non-Marlin Business. "Non-Marlin Business" shall have the meaning provided to the term “Business” as set forth in the Asset Purchase Agreement between Seller and the Roundhill Group, LLC executed as of the date hereof or if the transactions contemplated by such Asset Purchase Agreement are not consummated, shall mean the design, development, testing, manufacture, marketing, sale and distribution of firearms and related components not using the Marlin name.

Article 2. CONSIDERATION

Section 2.1            Consideration. The aggregate consideration for the sale and transfer to Buyer of the Acquired Assets (the “Purchase Price”) shall be an amount equal to Thirty Million United States Dollars (US$30,000,000) (the “Gross Closing Cash Payment”), to be adjusted pursuant to Section 2.2(b), and paid and delivered in accordance with Section 3.3(a).

Section 2.2            Good Faith Deposit.

(a)               Concurrently with the execution and delivery of this Agreement, notwithstanding anything to the contrary in this Agreement, Buyer shall pay to Seller the amount of Three Million United States Dollars (US$3,000,000) by wire transfer of immediately-available funds (the “Good Faith Deposit”). The Good Faith Deposit shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of either of Seller or Buyer and shall be deposited in a segregated deposit account of Seller and held in trust to be administered solely in accordance with the terms of this Agreement and the Bidding Procedures Order. Upon the Closing, the Good Faith Deposit shall be an Excluded Asset and shall not be subject to any restrictions under this Agreement.

(b)               If the Closing occurs, the Gross Closing Cash Payment shall be reduced by the amount of the Good Faith Deposit (such resulting amount, the “Net Closing Cash Payment”), to be paid and delivered in accordance with Section 3.3(a).

(c)               If this Agreement is terminated pursuant to Section 10.1, the Good Faith Deposit shall be repaid to Buyer or retained by Seller in the amounts and at the times set forth in Section 10.2(a) through Section 10.2(c).

(d)               Buyer (or Affiliate thereof) shall be entitled to deduct and withhold, and Buyer (or Affiliate thereof) shall deduct and withhold, any amounts that it is required to deduct and withhold pursuant to any provision of applicable Tax Law in connection with any payments required to be made by Buyer (or Affiliate thereof) pursuant to the terms of this Agreement. To the extent that amounts are so withheld by Buyer (or Affiliate thereof), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person otherwise entitled to receive such payments pursuant to this Agreement.

Article 3. CLOSING AND DELIVERIES

Section 3.1            Closing. Subject to the terms and conditions set forth herein, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures, or such other place as may be agreed upon, at 7:00 a.m., local Pacific Time, on the fifth (5th) Business Day following the satisfaction or, to the extent permitted by this Agreement, waiver of each of the conditions set forth in Article 9 of this Agreement (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction, or waiver to the extent permitted by this Agreement, of such conditions), or such other date as may be agreed to by Seller and Buyer, which date shall not be earlier than the first day following the Sale Order becoming final and not subject to appeal (the “Closing Date”).

Section 3.2            Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)               all of the Acquired Assets, together with one or more duly executed bills of sale, warranty deeds, endorsed certificates of title and other evidence of transfer and instruments of conveyance appropriate for the applicable Acquired Assets, each as reasonably requested by Buyer and otherwise in form and substance customary for transactions of this nature and reasonably acceptable to Buyer and Seller;

(b)               one or more duly executed assignment agreements for the Assigned Contracts, in form and substance customary for transactions of this nature and reasonably acceptable to Buyer and Seller (each, an “Assignment Agreement”);

(c)               one or more duly executed assignment agreements for the Assigned FF&E Leases, in form and substance customary for transactions of this nature and reasonably acceptable to Buyer and Seller (each, an “Assignment of Lease”);

(d)               one or more duly executed assignments of (i) the trademark and patent registrations and applications included in the Acquired Intellectual Property registered in the name of Seller, in a form suitable for recording in the U.S. Patent and Trademark Office (and equivalent offices in jurisdictions outside the United States), (ii) the Internet domain name registrations and applications included in the Acquired Intellectual Property registered in the name of Seller, in a form suitable for filing with all applicable domain name registries (and Seller shall have completed any and all online procedures with all applicable domain name registries and provided Buyer with all login and account information to allow Buyer to take over ownership and management of such Internet domain name registrations and applications), (iii) the social media accounts included in the Acquired Intellectual Property (and Seller shall have completed any and all online procedures with all applicable social media outlets and provided Buyer with all login and account information to allow Buyer to take over ownership and management of such social media accounts), and (iv) general assignments of all other Acquired Intellectual Property, in each case in form and substance customary for transactions of this nature and reasonably acceptable to Buyer and Seller (each, an “Acquired Intellectual Property Assignment”);

(e)               copies of all approved ATF-required forms necessary to transfer firearms regulated by the National Firearms Act to Buyer;

(f)                the officer’s certificate required to be delivered pursuant to Section 9.2(a) and Section 9.2(b);

(g)               a certified copy of the Sale Order;

(h)               with respect to each entity comprising Seller, a certificate in compliance with Treasury Regulation Section 1.1445-2, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

Section 3.3            Buyer’s Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)               cash in an amount equal to the Net Closing Cash Payment, by wire transfer of immediately available funds to the U.S. bank account or accounts of Seller identified by Seller in writing reasonably in advance of the Closing;

(b)               one or more duly executed Assignment Agreements;

(c)               one or more duly executed Assignments of Leases;

(d)               one or more duly executed Acquired Intellectual Property Assignments; and

(e)               the officer’s certificate required to be delivered pursuant to Section 9.1(a) and Section 9.1(b).

Article 4. REPRESENTATIONS AND WARRANTIES

Section 4.1            Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a)               Corporate Organization. Each entity comprising Seller is duly formed or incorporated and validly existing and in good standing under the laws of its respective state of domicile. Subject to any necessary authority from the Bankruptcy Court, each entity comprising Seller has the requisite corporate or limited liability company power and authority to conduct the Business as now being conducted and to carry out its obligations under this Agreement. Seller is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business(es) conducted by it makes such qualification necessary.

(b)               Authorization and Validity. Each entity comprising Seller has the corporate or limited liability company power and authority necessary to enter into this Agreement and each Ancillary Agreement and, subject to the Bankruptcy Court’s entry of the Sale Order, to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or limited liability company action by the boards of directors or managers of Seller, and no other corporate or limited liability company proceedings are necessary for the performance by Seller of its obligations under this Agreement or the consummation by Seller of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Seller and, subject to the Bankruptcy Court’s entry of the Sale Order and assuming due authorization, execution and delivery by Buyer, is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(c)               No Conflict or Violation. Neither the execution and delivery by Seller of this Agreement or any of the Ancillary Agreements to which Seller is a party, nor (subject to the Bankruptcy Court’s entry of the Sale Order) the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, nor compliance by Seller with any of the provisions hereof or thereof, will (x) conflict with or result in any breach of any provision of the respective certificates of incorporation or formation of Seller or the respective by-laws or operating agreements of Seller, (y) violate any provision of law, regulation, rule or other legal requirement of any Government (“Law”) or any order, judgment or decree of any court or Government (“Order”) applicable to Seller or any of its properties or assets, except, in either of the foregoing cases (x) and (y), for any conflict or violation as would not reasonably be expected to cause a Material Adverse Effect.

(d)               Government Persons. Seller is not required to submit any notice, report or other filing with, and no consent, approval or authorization is required by, any Government Person in connection with the execution, delivery, consummation or performance of this Agreement or the consummation of the transactions contemplated hereby.

(e)               Title and Ownership. Seller has good title to, or right by license, lease or other agreement to use, the Acquired Assets. Subject to the entry of the Sale Order, at the Closing, Seller will have the right to transfer the Acquired Assets to Buyer free and clear of all Liens, other than Permitted Liens. The Acquired Assets represent all of the assets used by Seller in the conduct of the Business.

(f)                Compliance with Law. Except as set forth on Schedule 4.1(f), (i) Seller has operated the Business in material compliance with all applicable Laws, and (ii) except as may result from the Bankruptcy Case, Seller has not received written notice of any violation of any applicable Laws, nor is Seller in default with respect to any Order applicable to the Acquired Assets.

(g)               Contracts and Leases. As of the Effective Date, other than as set forth on Schedule 4.1(g) or in motions or other pleadings or similar items filed with the Bankruptcy Court, neither Seller nor, to Seller’s Knowledge, any other party to any of the Assigned Contracts or Assigned FF&E Leases has commenced any action against any of the parties to such Assigned Contracts or Assigned FF&E Leases or given or received any written notice of any default or violation under any Assigned Contract or Assigned FF&E Lease that was not withdrawn or dismissed, except only for those defaults that will be cured in accordance with the Sale Order (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Assigned Contracts and Assigned FF&E Leases free and clear of such defaults). Assuming due authorization, execution, delivery and performance by the other parties thereto, each of the Assigned Contracts and Assigned FF&E Leases is, or will be at the Closing, valid, binding and in full force and effect against Seller, except as otherwise set forth on Schedule 4.1(g).

(h)               Permits. Schedule 4.1(h) sets forth a complete and correct list of all material Permits currently held by Seller in connection with the Business (“Material Permits”), and all Material Permits at the current locations of the Business are, except as would not cause a Material Adverse Effect, in full force and effect.

(i)                 Intellectual Property. Schedule 12.1(a) sets forth a complete and correct list of all registrations and applications of the trademarks, patents and domain names owned and primarily used by Seller in connection with the Business. The patents set forth on Schedule

12.1(a) include all the patents currently used for the manufacture of the Products currently produced by the Seller.

(j)                 Condition of Acquired Assets. The Owned FF&E and Leased FF&E included in the Acquired Assets in the aggregate is in good condition and working order, normal wear and tear excepted and are free from deferred maintenance, and each individual item which would cost in excess of $5,000 to replace is in good condition and working order, normal wear and tear excepted and is free from deferred maintenance.

(k)               Trademarks. Schedule 12.1(a) includes a complete and correct list of all unregistered trademarks and service marks owned and primarily used by Seller in the Business.

(l)                 Seller Not a Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 or 1446 of the Code.

(m)             Necessary FF&E. The Owned FF&E and the Leased FF&E include the equipment, machinery, furniture, fixtures and improvements, woodworking equipment, engraving equipment, molds, forms, tooling and spare parts and any other tangible personal property (including without limitation consumables located at the premises of the Business) that is necessary for the production of all the Products as currently produced by the Seller.

Section 4.2            Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)               Corporate Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and to carry out its obligations under this Agreement and each of the Ancillary Agreements to which Buyer is a party.

(b)               Qualification to do Business. Buyer is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business(es) conducted by it makes such qualification necessary.

(c)               Authorization and Validity. Buyer has the requisite corporate power and authority necessary to enter into this Agreement and each of the Ancillary Agreements to which Buyer is a party, and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and those Ancillary Agreements to which Buyer is a party have been duly authorized by all necessary corporate action by the board of directors (or equivalent), and no other corporate proceedings are necessary for the performance by Buyer of its obligations under this Agreement and each of the Ancillary Agreements to which Buyer is a party, or the consummation by Buyer of the transactions contemplated hereby or thereby. This Agreement and each of the Ancillary Agreements to which Buyer is a party have been duly and validly executed and delivered by it and are valid and binding obligations of Buyer enforceable against it in accordance with their respective terms.

(d)               No Conflict or Violation. Neither the execution and delivery by Buyer of this Agreement or any of the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or equivalent documents) of Buyer, (ii) violate any provision of Law, or any Order applicable to Buyer or any of its properties or assets, or (iii) automatically result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, indenture, note, bond, lease, license or other agreement to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject.

(e)               Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party do not and will not require the consent or approval of, or filing with, any Government or any other Person, other than (i) as may be required to be obtained by Buyer after the Closing in order to own or operate any of the Acquired Assets; (ii) for entry of the Sale Order by the Bankruptcy Court; or (iii) for such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements to which Buyer is a party.

(f)                Adequate Assurances Regarding Assigned Contracts and Assigned FF&E Leases. Buyer is and will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts and Assigned FF&E Leases.

(g)               Financial Capability. Buyer and any Buyer Acquisition Vehicle currently has, or at Closing will have available, funds necessary to consummate the transactions contemplated by this Agreement, including the acquisition of the Acquired Assets, and the payment therefor to Seller of the Purchase Price, and to perform its obligations under this Agreement and the Ancillary Agreements to which Buyer is a party on the terms and subject to the conditions contemplated hereby and thereby

(h)               Investigation by Buyer. Buyer has conducted its own independent review and analysis of the Business, the Acquired Assets, operations, technology, assets, liabilities, financial condition and prospects of the Business as formerly carried on by Seller and acknowledges that Seller has provided Buyer with reasonable access to the personnel, properties, premises and records of the Business for this purpose. Buyer has conducted its own independent review of all Orders of, and all motions, pleadings, and other submissions to, the Bankruptcy Court in connection with the Bankruptcy Case. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer (i) acknowledges that neither Seller nor any of its Affiliates or Related Persons makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its Affiliates or Related Persons, except for the representations and warranties contained in Section 4.1 (which are subject to the limitations and restrictions contained in this Agreement); and (ii) agrees, to the fullest extent permitted by Law, that none of Seller, its Affiliates or any of their respective Related Persons shall have any liability or responsibility whatsoever to Buyer or its Affiliates or Related Persons on any basis (including, without limitation, in contract or tort, under federal or state securities Laws or otherwise, but excluding misrepresentation or concealment arising from actual fraud of Seller) based upon any information provided or made available, or statements made, to Buyer or its Affiliates or Related Persons (or any omissions therefrom), including, without limitation, in respect of the specific representations and warranties of Seller set forth in this Agreement, except, with regard to Seller, for the representations and warranties contained in Section 4.1 and, with respect to such representations and warranties, subject to the limitations and restrictions contained in this Agreement.

Section 4.3            Warranties Exclusive; Schedules.

(a)               The representations and warranties contained in Article 4 are the only representations or warranties given by the parties to this Agreement and all other express or implied warranties are disclaimed. Without limiting the foregoing, the Acquired Assets are otherwise conveyed “AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED”, except to the extent set forth in this Agreement.

(b)               Should any Exhibit or Schedule not be completed and attached to this Agreement as of the Effective Date, Seller and Buyer will promptly negotiate in good faith any such Exhibit or Schedule, which Exhibit or Schedule must be acceptable to each of Seller and Buyer in their reasonable discretion prior to being attached hereto.

(c)               The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed or is material or that such matter would result in a Material Adverse Effect.

Section 4.4            Survival of Representations and Warranties. None of the representations or warranties of Buyer or Seller set forth in this Agreement or any Ancillary Agreement to which Buyer or Seller is a party or in any certificate delivered pursuant to Section 9.1(a), Section 9.1(b), Section 9.2(a) or Section 9.2(b) shall survive the Closing (and, for the avoidance of doubt, all covenants set forth in this Agreement or any Ancillary Agreement to which Buyer or Seller is a party shall survive in accordance with their respective terms).

Article 5. COVENANTS OF THE PARTIES

Section 5.1            Covenants of Seller. Seller covenants as follows:

(a)               Commercially Reasonable Efforts. Between the Effective Date and the Closing Date, Seller shall use commercially reasonable efforts to (except as may be disclosed to Buyer) (i) obtain all necessary consents, waivers, authorizations and approvals of all Governments, and of all other Persons, required to be obtained by Seller in connection with the execution, delivery and performance by it of this Agreement and the Ancillary Agreements to which Seller is a party, (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or proper, consistent with applicable Law, to consummate and make effective in an expeditious manner the transactions contemplated by this Agreement and the

Ancillary Agreements, and (iii) maintain the Acquired Assets substantially in accordance with Seller’s current practices and procedures (as adjusted for the effects of any COVID Restrictions).

(b)               Access to Properties and Documents; Confidentiality. Seller shall afford to Buyer, and to the accountants, counsel and representatives of Buyer, reasonable access (subject to any COVID Restrictions) during normal business hours throughout the period from the Effective Date until the Closing Date (or the earlier termination of this Agreement pursuant to Article 10) to all Documents of Seller relating to the Acquired Assets. Upon reasonable prior notice, Seller shall also afford Buyer reasonable access, taking into account any COVID Restrictions and Seller’s resources and other commitments, during normal business hours, to all Acquired Assets, and to Seller’s executive officers, accountants, counsel, employees and other representatives, throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article 10). Seller shall afford to Buyer and Buyer’s representatives access to the Business to observe, assess, or otherwise review Seller’s operation of the Business. The rights of access contained in this Section 5.1(b) are granted subject to, and on, the following terms and conditions: (i) any such investigation shall be conducted in a reasonable manner; (ii) all information provided to Buyer or its agents or representatives by or on behalf of Seller or its agents or representatives (whether pursuant to this Section 5.1(b) or otherwise) will be governed and protected by the Confidentiality Agreement, dated as of June 30, 2020 by and between Buyer and ROC (the “Confidentiality Agreement”) and the Clean Team Agreement, dated as of August 7, 2020 by and between Buyer and ROC; and (iii) such rights of access shall not affect or modify the conditions set forth in Article 9 or the obligations set forth in Section 6.5 in any way.

(c)               Operation of the Business. Except as otherwise contemplated or permitted by this Agreement or the Ancillary Agreements, would not constitute a Material Adverse Effect, or with the prior consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), or in connection with any Order relating to the Bankruptcy Case, between the Effective Date and the Closing Date, Seller shall (i) use best efforts to safeguard and maintain the Acquired Assets in their condition as of the Effective Date (except for ordinary wear and tear) and prevent any destruction thereof or material damage thereto between the Effective Date and the Closing Date, (ii) not enter into, materially amend or terminate any Assigned Contract or Assigned FF&E Lease outside of the ordinary course of business where such amendment or termination would have a material and adverse effect on the value of the Acquired Assets taken as a whole and (iii) notify Buyer of any notices relating to or proposed changes affecting Seller's insurance policies covering any of the Acquired Assets. Notwithstanding the foregoing, nothing in this Agreement shall restrict Seller from rejecting any Contract or Lease that is not an Assigned Contract or Assigned FF&E Lease.

Section 5.2            Covenants of Buyer. Buyer covenants as follows:

(a)               Commercially Reasonable Efforts. Buyer shall use all commercially reasonable efforts to (i) obtain all consents and approvals of all Governments, and all other Persons, required to be obtained by Buyer to effect the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper, consistent with applicable Law, to consummate and make effective in an expeditious manner the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)               Adequate Assurances Regarding Assigned Contracts and Assigned FF&E Leases. With respect to each Assigned Contract and Assigned FF&E Lease, Buyer shall undertake reasonable efforts to provide adequate assurance of the future performance of such Assigned Contract or Assigned FF&E Lease by Buyer; provided that, for clarity the failure to provide adequate assurance shall not be a breach of this Section 5.2(b) if Buyer has undertaken reasonable efforts to provide such assurance. Buyer agrees that it will promptly take all actions as are reasonably requested by Seller to assist in obtaining the Bankruptcy Court’s entry of the Sale Order, including, without limitation, furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making Buyer’s employees and representatives available to testify before the Bankruptcy Court.

(c)               Cure of Default. Buyer shall, without any adjustment to the Purchase Price, as of the Closing or, in respect of any Assigned Contracts or Assigned FF&E Leases for which the Bankruptcy Court does not enter an Order fixing the Cure Amount until after the Closing, then immediately following the entry of such Order, cure any and all defaults under the Assigned Contracts and Assigned FF&E Leases, including paying the applicable Buyer’s Cure Amount, which defaults are required to be cured under the Bankruptcy Code, so that such Assigned Contracts and Assigned FF&E Leases may be assumed by Seller and assigned to Buyer in accordance with the provisions of Section 365 of the Bankruptcy Code.

(d)               Performance under Assigned Contracts and Assigned FF&E Leases. Buyer shall (i) from and after the Closing Date, assume all obligations and liabilities of Seller under the Assigned Contracts and Assigned FF&E Leases, (ii) from and after the Closing Date, take all actions necessary to satisfy its obligations and liabilities under the terms and conditions of each of the Assigned Contracts and Assigned FF&E Leases, and (iii) indemnify, defend and hold harmless Seller, Seller’s Affiliates, and all of their respective Related Persons from and against any damages, losses, costs, expenses and other liabilities arising out of a breach of this Section 5.2(d) or any of Buyer’s other covenants contained in this Agreement or any Ancillary Agreements to which Buyer is a party.

(e)               Released Claims. Effective as of the Closing Date, Buyer, on behalf of itself and its Affiliates and each of their respective employees, directors, officers, shareholders, and advisors, hereby covenants and agrees that it shall not (i) assert any Claims that constitute Acquired Assets to the extent such Claims have been, or are at any time thereafter, released by or on behalf of Seller or any other Person pursuant to the Plan, an Order of the Bankruptcy Court, or otherwise or (ii) pursue, prosecute or assert any rights related to any Claims against employees, officers, directors, counsel and other advisors of Seller, including by way of offset or recoupment.

Article 6. ADDITIONAL AGREEMENTS

Section 6.1            Bankruptcy Matters.

(a)               Backup Bidder. In the event that Buyer is designated as the “Backup Bidder” in accordance with and as defined in the Bidding Procedures Order, Buyer agrees that it will keep the Backup Bid (as defined in the Bidding Procedures Order) open and irrevocable until the earlier of (i) 5:00 p.m. (prevailing Central Time) on the date that is sixty (60) days after the date of entry of the Bankruptcy Court’s Order approving the Alternative Transaction and (ii) the closing date of the Alternative Transaction. Notwithstanding anything to the contrary in this Agreement, Seller may also identify and enter into agreements respecting (x) a “back-up” bid relating to an Alternative Transaction, and/or (y) a liquidation sale of all or a portion of the Inventory and the other assets of Seller, in either case to become effective in the event Buyer does not perform in accordance with the terms of this Agreement.

(b)               Notice to Holders of Liens, Claims and Interests. Seller has provided notice of the Sale to all holders of Liens, Claims and Interests in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules for the Bankruptcy Court and any other applicable Order of the Bankruptcy Court.

(c)               Entry of Sale Order. Seller has filed or will file with the Bankruptcy Court one or more motions which, collectively, seek the entry of the Sale Order. The Sale Order provides that, without limitation and notwithstanding anything to the contrary in this Agreement (including any Assigned Contract), Buyer is not liable for, and is taking the Acquired Assets free of, any Excluded Liability. Seller and Buyer shall use reasonable best efforts to cooperate, assist and consult with each other to secure the entry of the Sale Order, and to consummate the transactions contemplated by this Agreement, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement. In the event that any Orders of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such Order), Seller and Buyer will cooperate in determining and pursuing the response to any such appeal, petition or motion and Seller and Buyer shall use their commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion. For purposes of this Section 6.1(c) only, commercially reasonable efforts shall without limitation require each party to this Agreement to pay its costs and expenses reasonably required in connection with preparing and seeking entry of the Sale Order by the Bankruptcy Court and resolution of any appeal therefrom; provided the cost and expenses of the resolution of any appeal therefrom shall be the sole responsibility of Seller.

Section 6.2            Further Assurances. At the request and the sole expense of the requesting party, either party shall, at any time after the Closing Date, execute and deliver such documents as the other party or its counsel may reasonably request to effectuate the purposes of this Agreement.

Section 6.3            Reserved.

Section 6.4            Reserved.

Section 6.5            Transitional License. Effective upon the Closing, for a period not to exceed one hundred eighty (180) calendar days, Buyer shall grant Seller a non-exclusive, royalty-free, non-transferrable, non-extendable right and license to use the “Marlin” name and the trademarks and service marks included in the Acquired Assets, solely in connection with the wind-down and liquidation of Seller’s estate and the conclusion of the Bankruptcy Case, including for purposes of administering a plan of liquidation of the Excluded Assets, reconciling claims and making distributions.

Section 6.6            Access Covenant. Upon reasonable request from Seller, during reasonable hours, and subject to the terms of the Confidentiality Agreement, Buyer will, for a period of two (2) years following the Closing Date, provide to Seller, and the accountants, counsel and representatives of Seller, including any administrator of the Plan or Seller’s estate, such access to any pre-closing books and records relating to the Business in Buyer’s possession as is reasonably necessary to permit Seller to monetize any Excluded Assets and otherwise liquidate its estate after the Closing and confirmation of the Plan and to conclude the Bankruptcy Case, including the administration of the Plan, reconciliation and litigation of claims and making of distributions contemplated under the Plan, or otherwise. Such access will include (a) reasonable access to Buyer’s personnel, information technology systems and books and records and (b) the use of office space for individuals and office support of appropriate secretaries or clerks for employees of Seller engaged in such wind-down and liquidation process. Buyer will reasonably cooperate with Seller in the provision of such services, provided that Seller will reimburse Buyer for reasonable out-of-pocket costs and expenses incurred by Buyer in connection with providing such services (which for the avoidance of doubt will not include salaries paid to Buyer’s consultants or employees or Buyer’s overhead but may include temporary service workers (at customary and reasonable hourly costs) if needed based upon the reasonable time demands of the regular work of Buyer’s employees and the reasonable time demands of Seller’s employees engaged in the liquidation).

Section 6.7            Indemnification for Use of Real Property. Buyer shall indemnify, defend and hold harmless (i) Seller, (ii) the lessors of any Leased Real Property, and (iii) Seller’s and such lessors’ respective Affiliates and Related Persons from and against all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by such Seller, Affiliate or Related Persons in connection with (A) Buyer’s or Buyer’s agents’ or representatives’ entry upon the Owned Real Property or the Leased Real Property in connection with their exercise of the right of access pursuant to Section 6.6, and (B) any and all other activities undertaken by Buyer or Buyer’s agents or representatives with respect to any such Owned Real Property or Leased Real Property in connection with their exercise of the right of access pursuant to Section 6.6.

Section 6.8            Removal of Assets. At Closing, Seller will have caused all of the Acquired Assets to be located at the Owned Real Property or the Leased Real Property. At Closing, all Owned FF&E and Leased FF&E that is included in the Acquired Assets will have been disconnected by Seller from physical connection with Seller’s property and all surfaces of said Owned FF&E and Leased FF&E will have been cleaned as to be free from any chemical residue, waste material, Hazardous Substances, pollution or petroleum products or by-products (“Prohibited Material”); provided however, that, in the event that Seller continues to operate the Business between the Effective Date and the Closing, Seller will provide Buyer with the opportunity (following reasonable advance written notice) and right to have one or more observers designated by Buyer present at the time of any and all disconnections and cleanings of the Acquired Assets. At Closing, Seller will provide to Buyer a certification by an independent environmental engineering firm previously approved by Buyer that the Owned FF&E and Leased FF&E that is included in the Acquired Assets is free from contact with the property of Seller and is not in contact with any Prohibited Material. Buyer or its agents will remove the Acquired Assets on or after the Closing from Seller’s facilities. Seller will reasonably cooperate with Buyer and its agents in such removal efforts and will provide Buyer and its agents with such access to Seller’s facilities (including the right to enter such facilities) as is necessary for Buyer or its agents to remove the Acquired Assets. Seller will deliver to Buyer prior to Closing an irrevocable license (rent and cost free) to access the facilities at which the Acquired Assets are located, including the Owned Real Property and Leased Real Property, for a period not to exceed one hundred eighty (180) days after the Closing Date to remove the Acquired Assets, and Seller will cause any purchaser of any such Owned Real Property and assignee of such Leased Real Property to agree to be bound by such license prior to such sale or assignment.

Section 6.9            Certain Records. Seller shall be solely responsible for the retention (including all costs, expenses, Liabilities and Claims arising from or relating to such retention) of written or electronic copies of all records provided to Buyer and shall be solely responsible for providing such records to third parties in connection with any court order or permitted discovery relating to any Retained Litigation.

Article 7. EMPLOYEES AND WARN

Section 7.1            Transferred Employees. Buyer shall have the right, but not the obligation, at or after the Closing, to make offers of employment to and hire any employee of Seller determined by Buyer to be a key employee with respect to the Products. Seller shall reasonably cooperate and assist Buyer in identifying and making offers of employment to any such individuals, and in transitioning any such individuals hired by Buyer. If the Closing occurs, any such Employees who accept any such offer no later than five (5) days after the Closing Date are referred to in this Agreement as the “Transferred Employees”. Buyer does not and will not, however, assume any Employee Liabilities or other Claims associated with any Transferred Employees, including any union-related collective bargaining agreement or any Benefit Plan.

Section 7.2            WARN Act. Seller shall be responsible for, and shall perform and pay for, all Liabilities for provision of notice or payment in lieu of notice or any applicable penalties under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law arising on account of Buyer’s acquisition of the Acquired Assets or termination of any employees, including any Transferred Employees (collectively, “WARN Liabilities”).

Section 7.3            Third-Party Beneficiary. No provision of this Article 7 shall (a) create any third-party beneficiary or other rights in any current or former employee (including any beneficiary or dependent thereof) of Seller, Buyer or any other Person, (b) constitute or create, or be deemed to constitute or create, an employment agreement or employee benefit plan, (c) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Seller or Buyer, or (d) alter or change the employment at-will status of any Employees.

Article 8. TAXES.

Section 8.1            Taxes Related to Purchase of Assets. All recording and filing fees and all federal, state and local sales, transfer, excise, value-added or other similar Taxes, including, without limitation, all state and local Taxes in connection with the transfer of the Acquired Assets, but excluding all income taxes and other fees based upon gain realized by Seller as a result of the sale of the Acquired Assets (collectively, “Transaction Taxes”), that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets, and which are not exempt under Section 1146(c) of the Bankruptcy Code, shall be paid by Buyer. Buyer and Seller agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement, and Seller agrees to assist Buyer reasonably in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities.

Section 8.2            Cooperation on Tax Matters.

(a)               Buyer and Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Acquired Assets as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.

(b)               Buyer agrees to retain possession, at its own expense, of all accounting, business, financial and Tax records and information (i) relating to the Acquired Assets that are in existence on the Closing Date and transferred to Buyer hereunder and (ii) coming into existence after the Closing Date that relate to the Acquired Assets before the Closing Date, for a period of at least six (6) years from the Closing Date, and will give Seller notice and an opportunity to retain any such records in the event that Buyer determines to destroy or dispose of them after such period. In addition, from and after the Closing Date, Buyer agrees that it will provide access to Seller and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and without charge) to those portions of books, records, documents and other information that relate solely to the Acquired Assets and time periods on or prior to Closing as Seller may reasonably deem necessary to (x) properly prepare for, file, prove, answer, prosecute and/or defend any such Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer or (y) administer or complete any cases under Chapter 11 of the Bankruptcy Code of Seller. Such access shall include, without limitation, access to any computerized information retrieval systems relating to the Acquired Assets as they existed on or before the Closing, unless such access cannot be limited to the appropriate information, in which case, Buyer may, at its reasonable discretion, retrieve electronic data compilations of the appropriate information. Notwithstanding anything else in this Agreement to the contrary, Seller shall not have any right of access, review or inspection with respect to Buyer’s combined, consolidated or unitary Tax Returns.

(c)               If Seller receives any refund, overpayment or rebate of Taxes (including any refund, interest, overpayment or rebate relating to any Straddle Period) that is attributable to

Taxes paid by Buyer or any Affiliate thereof or otherwise borne by Buyer or any Affiliate thereof, it shall promptly, and in no case later than ten (10) Business Days after receipt thereof, pay such refund, overpayment or rebate over to Buyer net of any reasonable out-of-pocket cost or expense incurred in connection with such refund, overpayment or rebate.

(d)

(i)                 Seller, at Seller’s sole cost and expense, shall prepare and file, or cause to be prepared and filed, (A) all Tax Returns for any taxable period ending on or prior to the Closing Date, (B) any Tax Returns for Excises Taxes with respect to firearms, guns and other items subject to Excise Taxes (“Excise Tax Property”) for Excise Property sold or otherwise disposed of on or prior to the Closing Date and (iii) Tax Returns with respect to a Straddle Period not required to be filed by Buyer pursuant to Section 8.2(d)(ii) (“Seller Straddle Period Return”), in each case relating to the Acquired Assets or Business. In the case of a Seller Straddle Period Return, Seller shall furnish, no later than ten (10) days prior to the anticipated filing date of the applicable Seller Straddle Period Return, for Buyer’s review and comment, and Seller shall accept any reasonable comments made by Buyer. Buyer shall pay to Seller the portion of Taxes shown as due (if any) on any Seller Straddle Period Return, solely to the extent such Taxes relate to the Acquired Assets and are not Excluded Taxes, that are allocable to the portion of the Straddle Period beginning on the day following the Closing Date (if any). Any such payments shall be made prior to the anticipated filing date,.

(ii)              Buyer shall prepare and file, or cause to be prepared and filed (with Seller’s reasonable cooperation) all Tax Returns relating solely to the Acquired Assets for a Straddle Period solely to the extent that the Buyer is required to file such Tax Returns pursuant to applicable Law (“Buyer Straddle Period Returns”). Buyer shall furnish any Buyer Straddle Period Return, no later than ten (10) days prior to the anticipated filing date of the applicable Straddle Period Tax Return, for Seller’s review and comment, and Buyer shall consider in good faith comments made by Seller. Seller shall pay to Buyer the portion of Taxes shown as due on the Straddle Period Tax Return that are allocable to the portion of the Straddle Period ending on or prior to the Closing Date. Any such payments shall be made prior to the anticipated filing date. Notwithstanding the foregoing, Seller shall not have any right to review or comment with respect to any Straddle Period Tax Return to the extent that such Tax Return is a combined, consolidated or unitary Tax Return of Buyer.

(iii)            Buyer and Seller shall reasonably cooperate in the preparation of any Tax Return described in this Section 8.2(d).

(iv)             Buyer shall be permitted to offset any Taxes for which Seller is responsible pursuant to this Agreement by any refunds payable to Seller or an Affiliate thereunder pursuant to Section 1.2(g).

(e)               Buyer and Seller will cooperate and Buyer shall use commercially reasonable efforts to cause the Buyer or any Buyer Acquisition Vehicle to be registered with the Alcohol and Tobacco Tax and Trade Bureau as a “manufacturer” for purposes of the Firearms Ammunition and Excise Tax on or before the Closing Date.

Section 8.3            Allocation of Purchase Price. Promptly (and in any event within sixty (60) days) following the Closing Date, Buyer shall deliver a schedule to Seller allocating the Purchase Price among the Acquired Assets (the “Allocation”). Seller and Buyer will cooperate to resolve any disputes regarding the Allocation and to file with the Internal Revenue Service their respective Forms 8594 as provided for in Section 1060 of the Code on a basis consistent with the Allocation, and the Allocation shall be reflected on any Tax Returns required to be filed as a result of the transactions contemplated by this Agreement.

Article 9. CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES.

Section 9.1            Conditions Precedent to Performance by Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than the conditions contained in Section 9.1(c)) may be waived by Seller in its sole discretion:

(a)               Representations and Warranties of Buyer. All representations and warranties made by Buyer in Section 4.2 shall be accurate in all material respects on and as of the Closing Date as if again made by Buyer on and as of such date, except for (i) those representations and warranties that speak solely as of a specific date and that were true and correct as of such date, and (ii) inaccuracies that do not result in a material adverse effect on Buyer’s ability to perform its obligations hereunder, and Seller shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, solely in such capacity on behalf of Buyer, to that effect.

(b)               Performance of the Obligations of Buyer. Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Good Faith Deposit and the Purchase Price in accordance with the terms of this Agreement, which obligations shall be performed in all respects), and Seller shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, solely in such capacity on behalf of Buyer, to that effect.

(c)               Consents and Approvals. The Bankruptcy Court shall have entered the Sale Order, and no Order staying, modifying, or amending the Sale Order shall be in effect on the Closing Date.

(d)               No Violation of Orders. No preliminary or permanent injunction or other Order that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated by this Agreement shall be in effect.

(e)               Cure of Defaults. At or prior to the Closing, any and all defaults under the Assigned Contracts and Assigned FF&E Leases that are required to be cured under the Bankruptcy Code shall have been cured, so that such Assigned Contracts and Assigned FF&E Leases may be assumed by Seller and assigned to Buyer in accordance with the provisions of Section 365 of the Bankruptcy Code.

(f)                Buyer’s Deliveries. Buyer shall have delivered to Seller all of the items set forth in Section 3.3.

Section 9.2            Conditions Precedent to Performance by Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than the conditions contained in Section 9.2(c)) may be waived by Buyer in its sole discretion:

(a)               Representations and Warranties of Seller. All representations and warranties made by Seller in Section 4.1 shall be accurate in all material respects on and as of the Closing Date as if again made by Seller on and as of such date, except for (i) those representations and warranties that speak solely as of a specific date and that were true and correct as of such date, and (ii) inaccuracies that do not result in a Material Adverse Effect, and Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, solely in such capacity on behalf of Seller, to that effect.

(b)               Performance of the Obligations of Seller. Seller shall have performed all obligations required under this Agreement to be performed by it on or before the Closing Date, other than failures of performance (i) that do not result in a Material Adverse Effect or (ii) under those obligations of Seller set forth in Section 6.2(d), and Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, solely in such capacity on behalf of Seller, to that effect.

(c)               Consents and Approvals. The Bankruptcy Court shall have entered the Sale Order, and no Order staying, modifying, reversing or amending the Sale Order shall be in effect on the Closing Date.

(d)               No Violation of Orders. No preliminary or permanent injunction or other Order that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated by this Agreement shall be in effect.

(e)               Seller’s Deliveries. Seller shall have delivered to Buyer all of the items set forth in Section 3.2.

Article 10. TERMINATION.

Section 10.1        Conditions of Termination. This Agreement may be terminated at any time before the Closing:

(a)               By mutual written consent of Seller and Buyer;

(b)               By Seller, by notice to Buyer, on or after the date that is one hundred twenty (120) calendar days after the Petition Date (the “Warranty Termination Date”), if the condition contained in Section 9.1(a) has not been satisfied or waived; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 10.1(b) if Seller is then in material breach of this Agreement;

(c)               By Seller, by notice to Buyer, if Seller has previously provided Buyer with written notice of Buyer’s failure to perform any material covenant of Buyer contained in this Agreement and Buyer has failed on or before 11:59 PM (Central Time) on the fifth (5th) Business Day after such notice to perform such covenant; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 10.1(c) if Seller is then in material breach of this Agreement;

(d)               By Seller, by notice to Buyer, on or after the date that is one hundred twenty (120) calendar days after the Petition Date (the “Approval Termination Date”), if any condition contained in Section 9.1(c) or Section 9.1(d) has not been satisfied or waived; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 10.1(d) if Seller is then in material breach of this Agreement;

(e)               By Buyer, by notice to Seller, on or after the Warranty Termination Date, if the condition contained in Section 9.2(a) has not been satisfied or waived; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 10.1(e) if Buyer is then in material breach of this Agreement;

(f)                By Buyer, by notice to Seller, if Buyer has previously provided Seller with written notice of a failure to perform any material covenant of Seller contained in this Agreement and Seller has failed on or before 11:59 PM (Central Time) on the fifth (5th) Business Day after such notice to perform such covenant; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 10.1(f) if Buyer is then in material breach of this Agreement;

(g)               By Buyer, by notice to Seller, after the Approval Termination Date, if any condition contained in Section 9.2(c), Section 9.2(d) or Section 9.2(i) has not been satisfied or waived; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 10.1(g) if Buyer is then in material breach of this Agreement;

(h)               By Buyer, by notice to Seller, or by Seller, by notice to Buyer, if the Bankruptcy Court enters an Order dismissing or converting the Bankruptcy Case into a case under Chapter 7 of the Bankruptcy Code, appointing a trustee in the Bankruptcy Case, or appointing an examiner with enlarged power related to the operation of the Business (beyond those set forth in Section 1106(a)(3) or (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code, or the occurrence of any of the foregoing;

(i)                 By Seller, five (5) Business Days after notice to Buyer, if the Bankruptcy Court has not entered the Sale Order by the date that is sixty (60) calendar days after the Petition Date; and

(j)                 Automatically, upon the earlier of (i) Seller consummating an Alternative Transaction, and (ii) sixty (60) days following the date upon which the Bankruptcy Court issues a Final Order approving an Alternative Transaction.

Section 10.2        Effect of Termination; Remedies.

(a)               In the event of termination pursuant to Section 10.1, this Agreement shall become null and void and have no effect (other than Article 10, Article 11, and Article 12, which shall survive termination), with no liability on the part of Seller or Buyer, or their respective Affiliates or Related Persons, with respect to this Agreement, except for (i) the liability of a party for its own expenses pursuant to Section 11.4, (ii) the obligation of Buyer under Section 6.1(a), (iii) obligations under the Confidentiality Agreement and (iv) any liability provided for in Section 10.2(b) through Section 10.2(d), inclusive.

(b)               If this Agreement is terminated pursuant to Section 10.1(a), Section 10.1(d), Section 10.1(e), Section 10.1(f), Section 10.1(g), Section 10.1(h), Section 10.1(i), or Section 10.1(j), then the Good Faith Deposit shall, within three (3) Business Days, be returned by Seller to Buyer.

(c)               If this Agreement is terminated pursuant to Section 10.1(b) or Section 10.1(c), then Seller may, at its sole election (i) within three (3) Business Days, retain the Good Faith Deposit as liquidated damages (the “Break Fee”) or (ii) without limitation to Seller’s remedies under clause (i) of this Section 10.2(c) require Buyer to specifically perform under the terms of this Agreement and each of the Ancillary Agreements to which Buyer is a party.

(d)               Notwithstanding anything to the contrary herein, but without limitation to the right to enforce covenants as set forth in Article 6 if the Closing does not occur, Seller’s entitlement to the Break Fee (to the extent provided for in this Agreement) will constitute liquidated damages (and not a penalty) and, if Seller retains such amount, then notwithstanding anything to the contrary contained herein, such Break Fee shall be the sole and exclusive remedy available to Seller and any other Person against Buyer, its Subsidiaries, and any of their respective Affiliates in connection with this Agreement and the transactions contemplated hereby (including as a result of the failure to consummate the Closing or for a breach or failure to perform hereunder or otherwise) and none of Buyer, its Subsidiaries or any of their respective Affiliates shall have any further liability relating to or arising out of this Agreement or the transactions contemplated hereby. Each Party acknowledges that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, without which such Party would not have entered into this Agreement. Nothing in this Section 10.2 shall limit or restrict a Party’s rights (i) under Section 11.10 or (ii) in the event the Closing occurs, any rights of a Party arising from or relating to the breach of this Agreement by another Party (including Buyer’s rights under Section 6.3, Section 6.4 and Section 6.6).

Article 11. MISCELLANEOUS.

Section 11.1        Successors and Assigns. Prior to the Closing, neither Buyer nor Seller shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other, and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided that if Buyer wishes, upon prior written notice to Seller, to assign its rights, obligations and liabilities hereunder no later than ten (10) days prior to the Closing Date to a Buyer Acquisition Vehicle, such prior written consent of Seller shall not unreasonably be withheld. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties to this Agreement.

Section 11.2        Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code. For so long as Seller is subject to the jurisdiction of the Bankruptcy Court, the parties to this Agreement irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After Seller is no longer subject to the jurisdiction of the Bankruptcy Court, the parties to this Agreement irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, any state or federal court having competent jurisdiction over the Southern District of New York.

Section 11.3        WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.3.

Section 11.4        Expenses. Except as expressly otherwise provided herein, each of the parties to this Agreement shall pay its own expenses in connection with this Agreement and the transactions contemplated by this Agreement, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated by this Agreement are consummated.

Section 11.5        Broker’s and Finder’s Fees. Each of the parties to this Agreement represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement other than as set forth on Schedule 11.5, whose fees and expenses shall, as between the parties to this Agreement, be the responsibility of the party indicated on Schedule 11.5, and no other broker or other Person is entitled to any commission or broker’s or finder’s fee in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 11.6        Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated by this Agreement in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

Section 11.7        Notices.

(a)               All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service, if served personally on the party to whom notice is to be given; (ii) when transmitted via electronic mail to the applicable electronic mail address set forth below if confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Seller:

Remington Outdoor Company, Inc.
100 Electronics Blvd., SW

Huntsville, Alabama 35824
Attention: Ken D'Arcy
Email: ken.darcy@remington.com

With a copy in either case to (which copy alone shall not constitute notice):

O’Melveny & Myers LLP
400 South Hope Street
Los Angeles, California 90071
Attention: John Paul Motley, Esq., and Stephen H. Warren, Esq.
Phone: (213) 430-6100 and (213) 430-7875, respectively

Email: jpmotley@omm.com and swarren@omm.com, respectively

If to Buyer:

Sturm, Ruger & Company, Inc.

1 Lacey Place

Southport, Connecticut 06890

Attention: Christopher J. Killoy

Email: ckilloy@ruger.com

With a copy to (which copy alone shall not constitute notice):

Sturm, Ruger & Company, Inc.

1 Lacey Place

Southport, Connecticut 06890

Attention: Kevin B. Reid, Sr., Esq.

Email: kreid@rugerlegal.com

and

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Attention: Claude D. Montgomery, Esq.

E-mail: claude.montgomery@dentons.com

(b)               Any party may change its address for the purpose of this Section 11.7 by giving the other party written notice of its new address in the manner set forth above.

Section 11.8        Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties to this Agreement, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 11.9        Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

Section 11.10    Specific Performance. The provisions of this Agreement are uniquely related to Seller’s and Buyer’s desire to consummate the transactions contemplated by this Agreement, and such transactions represent a unique business opportunity at a unique time for Seller and Buyer. As a result, irreparable damage may occur to Seller and/or Buyer in the event that any of the obligations of the other party under this Agreement were not performed in accordance with their specific terms. Although liquidated or other monetary damages may be available for the breach of covenants and undertakings contained in this Agreement, monetary damages may be difficult to ascertain and may be an inadequate remedy therefor. Accordingly, if Buyer or Seller breaches any provision of this Agreement, then without limitation to the non-breaching party’s rights under clause (i) of Section 10.2 or Buyer’s rights under Section 6.3 and Section 6.4, the non-breaching party shall be entitled to seek an injunction or injunctions, specific performance and any and all other equitable relief to prevent or restrain breaches of this Agreement.

Section 11.11    Public Announcements. Promptly after the execution and delivery of this Agreement by both Buyer and Seller and approval by the Bankruptcy Court, the parties shall make a joint press release in form and substance reasonably satisfactory to both of them regarding the transactions contemplated herein. Thereafter, prior to the Closing, no party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) unless a press release or public announcement is required by Law, as is the case for Buyer as a publicly traded company, or Order of the Bankruptcy Court. If any such announcement or other disclosure is required by Law or Order of the Bankruptcy Court, the disclosing party agrees, if permitted by Law or Order of the Bankruptcy Court, to give the nondisclosing party prior notice of, and an opportunity to comment on, the proposed disclosure. Notwithstanding anything to the contrary in this Section 11.11, Seller (a) shall file this Agreement with the Bankruptcy Court in connection with obtaining the Sale Order and (b) may disclose this Agreement to its equityholders and lenders to the extent required by the provisions of any of Seller’s bylaws, credit agreements and other pre-existing contractual obligations.

Section 11.12    Entire Agreement. This Agreement (including the Ancillary Agreements referenced herein), the Sale Order and the Confidentiality Agreement contain the entire understanding between the parties to this Agreement with respect to the transactions contemplated by this Agreement and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules to this Agreement and any documents and instruments delivered pursuant to any provision of this Agreement are expressly made a part of this Agreement as fully as though completely set forth in this Agreement.

Section 11.13    Parties in Interest. Nothing in this Agreement is intended to or shall confer any rights or remedies under or by reason of this Agreement on any Persons other than Seller and Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to or shall relieve or discharge the obligations or liability of any third Persons to Seller or Buyer. This Agreement is not intended to nor shall give any third Persons any right of subrogation or action over or against Seller or Buyer.

Section 11.14    Bulk Sales Laws. Buyer waives compliance by Seller, and Seller waives compliance by Buyer, with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any state, other than any Laws which would exempt any of the transactions contemplated by this Agreement from any Tax liability which would be imposed but for such compliance.

Section 11.15    Construction. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The parties to this Agreement have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. As used in this Agreement, the word “including” and its derivatives means “without limitation” and its derivatives, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

Section 11.16    Counterparts and Facsimiles. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. Executed signature pages to this Agreement may be delivered by electronic mail and such electronic copies will be deemed as sufficient as if actual signature pages had been delivered.

Article 12. DEFINITIONS.

Section 12.1        Certain Terms Defined. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

“Alternative Transaction” means Seller consummating any transaction or series of transactions, whether a going concern sale, liquidation or otherwise, that involves a sale of all or substantially all of the Business or the Acquired Assets by Seller to a purchaser or purchasers other than Buyer.

“Ancillary Agreements” means, collectively, the Assignment and Assumption Agreements, Assignment and Assumption of Leases, Acquired Intellectual Property Assignments, warranty deeds, and other certificates, affidavits and releases delivered pursuant to Article 3.

“ATF” means the United States Bureau of Alcohol, Tobacco, Firearms and Explosives.

“Avoidance Actions” means any and all claims and remedies of Seller under Sections 510 and 542 through 553 of the Bankruptcy Code or under similar state laws including, without limitation, fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by Law or other governmental action to close.

“Buyer Acquisition Vehicle” means a Creditworthy entity that is wholly-owned and controlled by Buyer.

“Cash” means all cash and cash equivalents held by Seller, including all petty cash, register cash, undeposited checks, cash in transit and marketable securities, in each case as of immediately prior to the Closing (and including without limitation (i) the Good Faith Deposit, (ii) the Net Closing Cash Payment, (iii) any fee reserves or escrows established by Seller, and (iv) any cash in the Dominion Account (as defined in the Priority Term Loan)).

“CBA” means that certain Collective Bargaining Agreement between Remington Arms Company, LLC and International Union, United Mine Workers of America (2016-2022), as amended or otherwise modified from time to time.

“City of Huntsville Project Development Liabilities” means all Liabilities arising under (i) that certain Project Development Agreement dated as of February 27, 2014, by and among the City of Huntsville, Alabama, Madison County, Alabama, The Industrial Development Board of

the City of Huntsville, and Seller, as amended or otherwise modified from time to time, (ii) that certain note issued by Seller to the City of Huntsville on February 27, 2014 in the original principal amount of $12,500,000 and (iii) that certain Mortgage and Security Agreement dated as of February 27, 2014, by Seller in favor of the City of Huntsville.

“Claims” encompasses the definition in Bankruptcy Code §101(5) and under this Agreement also includes any and all liabilities, obligations, rights, credits, defenses, allowances, rebates, choses in action, rights of recovery, set-off, causes of action, civil or criminal, any contributions received from or owed to charitable or other organizations, assertions of legal or moral responsibility, in each case known or unknown, pending or threatened, at law or in equity, direct or derivative, liquidated or unliquidated, matured or unmatured, disputed or undisputed, choate or inchoate, judgments, demands, rights of first refusal or offer, recoupment, rights of recovery, reimbursement, contribution, indemnity, exoneration, rights under products liability, alter ego, environmental, intellectual property (including any infringement thereof), tort, contract and any other legal or equitable basis of liability, charges of any kind or nature, debts arising in any way in connection with any agreements, acts or failures to act, and all pending, threatened, asserted or unasserted actions against Seller or any of its Affiliates, or any of their respective current or former officers, employees, agents or independent contractors, any of their assets or properties, the Business, or any of their operations or activities arising out of or relating to any matter, occurrence, action, omission or circumstance, and includes any Claims against Buyer under doctrines of successor liability or any other ground or theory (which Claim may also be an Interest or Lien).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, indenture, note, bond, lease, license, premium finance arrangement, purchase order, sales order, Internet domain name account or agreement, social media account or agreement or other agreement to which Seller is a party; provided that Contracts do not include any Lease or any employment or similar Contracts.

“COVID Restrictions” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, order, directive, guideline or recommendation by any Government of competent jurisdiction instituted in response to the COVID-19 virus.

“Creditworthy” means sufficiently capitalized, to the reasonable satisfaction of Seller upon provision to Seller of substantiating documentary evidence, to be able to pay the Purchase Price.

“Damages” means any and all Claims, obligations, actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages (including, without limitation, lost income, revenues and profits, multiples of earnings, diminution in value, consequential damages, indirect damages, incidental damages, special damages, exemplary damages and punitive damages), dues, penalties, fines, costs, amounts paid in settlement, Taxes, Liens, Encumbrances, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“D&O Insurance” means the policy in effect as of the Effective Date that provides for insurance from liability for current and former directors and officers of Seller, including insurance from Liabilities with respect to all claims (including, under “tail” insurance coverage, those claims brought within six (6) years from the Closing Date) arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

“DIP Facility” means any debtor-in-possession financing advanced to Seller in the Bankruptcy Case.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, surveys, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

“Employee Benefit Plans” means (a) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (b) all employment, consulting or other individual compensation agreements, and (c) all bonus or other incentive (performance or retention), equity or equity-based compensation, deferred compensation, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical, life insurance, scholarship programs or other plans, contracts, policies or arrangements that provide for compensation for employee benefits as to which Seller has any obligation or Liability, contingent or otherwise.

“Employee Liabilities” means all Liabilities of Seller to or with respect to all Employees whenever arising and Liabilities of the type specified in Section 1114 of the Bankruptcy Code owing to retired employees of Seller, including, for the avoidance of doubt, under the CBA.

“Employee Records” means all employment and benefit records (in whatever form maintained) in the possession of Seller or its agents and pertaining to any Transferred Employee, or any spouse, dependent or other beneficiary of any such Transferred Employee.

“Employees” means all individuals, as of the date of this Agreement, who are employed by Seller within the scope of the Business (including Employees who are absent due to COVID Restrictions or vacation, family leave, short-term disability, COVID 19-related furloughs or absences or other approved leave of absence) including those employed in connection with the ownership, operation and management of the Business.

“Encumbrance” means any claims, interests, rights of setoff, recoupment, netting and deductions, rights of first offer, first refusal and any other similar contractual property, legal or equitable rights, and any successor or successor-in-interest liability under any theory.

“Environmental Laws” means all applicable federal, state and local statutes, ordinances, rules, Orders, regulations and other provisions having the force of law, all judicial and administrative Orders and determinations, and all common law concerning pollution or protection of human health and the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, including petroleum and petroleum byproducts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excise Taxes” means all Taxes imposed under Section 4181 of the Code and Chapter 53 of the Code, including but not limited to Sections 5801, 5811 and 5821 of the Code, and any and all similar Taxes.

“Excluded Taxes” means (i) any Liability or obligation for Taxes of the Seller or any Affiliate thereof; (ii) any and all Taxes for any Pre-Closing Tax Period relating to the Acquired Assets; (iii) any and all Taxes relating to the Excluded Assets; (iv) the Pre-Closing Date Share of all Taxes relating to the Acquired Assets with respect to any Straddle Period and (v) any Excise Taxes related to the Acquired Assets with respect to Excise Tax Property sold or otherwise disposed of on or prior to the Closing Date or otherwise incurred prior to the Closing.

“Exit Term Loan” means that certain Term Loan Agreement, dated as of May 15, 2018 (as amended by that certain Amendment No. 1, dated as of April 18, 2019, that certain Amendment No. 2, dated as of May 1, 2019, that certain Amendment No. 3, dated as of August 15, 2019, that certain Amendment No. 4, dated as of February 21, 2020, and that certain Amendment No. 5, dated as of March 27, 2020, and as it may be further amended, supplemented or otherwise modified from time to time), by and among FGI Operating Company, LLC, the guarantors party thereto from time to time, Ankura Trust Company, LLC, as administrative agent and collateral agent and the lenders party thereto.

“FILO Facility” means that certain First Lien Last-Out Term Loan Agreement, dated as of May 15, 2018 (as amended by that certain Amendment No. 1, dated as of April 18, 2019, that certain Amendment No. 2, dated as of May 1, 2019, that certain Amendment No. 3, dated as of August 15, 2019, that certain Amendment No. 4, dated as of October 11, 2019, that certain Amendment No. 5 dated as of February 21, 2020, and that certain Amendment No. 6, dated as of March 27, 2020, and as it may be further amended, supplemented or otherwise modified from time to time), by and among FGI Operating Company, LLC, the guarantors party thereto from time to time, Ankura Trust Company, LLC, as administrative agent and collateral agent and the lenders party thereto.

“Final Order” means an Order, ruling or judgment of any court of competent jurisdiction that has not been reversed, stayed, modified or amended, and as to which no appeal, petition for certiorari, motion or petition for rehearing or reargument is pending, and the deadline for any such filing has expired.

“GCA” means Gun Control Act of 1968 (Chapter 44 of Title 18, United States Code § 921 et seq).

“Government” means any agency, division, subdivision, audit group, procuring office or governmental or regulatory authority in any event or any adjudicatory body thereof, of the United States, or any state, county or municipality thereof, including the employees or agents thereof.

“Historic Firearms Books and Records” means all historic books and records relating to the sale of firearms included in the Acquired Assets, including all records required to be kept pursuant to parts 447, 478, and, 479 of title 27, Code of Federal Regulations.

“Intellectual Property” means (1) all intellectual property (whether or not registered and whether developed or under development) which arises from or relates to the Business arising from or in respect of the following: (a) all patents and applications therefore (filed or unfiled), including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon; (b) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names, social media accounts and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (c) copyrights and registrations and applications therefore and works of authorship, and mask work rights; (d) all Software and programming necessary to manufacture the Products and/or operate and maintain the Owned FF&E and/or the Leased FF&E; (e) confidential information, know-how, trade secrets, inventions and designs and design packages for the Products (drawings, files, schematics and other design elements); and (f) without limiting the foregoing, the specific model names and numbers and intellectual property set forth on Schedule 12.1(a), and (2) all claims or causes of action arising out of or related to past, present or future infringement or misappropriation of Seller’s rights or interests in intellectual property that is not an Excluded Asset and any related remedies, including, without limitation, the right to sue for past, present or future infringement, misappropriation, or violation of rights related to the Intellectual Property and collect damages therefor.

“Intercompany Note” means that certain Amended and Restated Promissory Note issued on April 18, 2019, for the principal amount of $100,000,000, by Remington Arms Company, LLC in favor of FGI Holding Company, LLC.

“Interests” means all rights and entitlements of any nature including, without limitation, security interests, assignments of Liens or Claims, licenses, leases, contract rights, indentures, instruments, licenses, options, escheatment, abandoned property, unclaimed property, covenants, conditions, zoning, planning and any other restrictions, easements, encroachments, Permits or other interests in property or limitations on the use of real property or irregularities in title, rights of first refusal, rights to injunctive or other legal or equitable relief, any attributes of ownership, rights or restrictions of any kind and nature, whenever incurred, scheduled or unscheduled, perfected or unperfected, liquidated or unliquidated, matured or unmatured, legal or equitable (which Interests may also be Liens or Claims).

“Knowledge” or any other similar term or knowledge qualification means, with respect to (i) Seller, the actual knowledge, together with the knowledge such individual would be expected to obtain after reasonable investigation, of either of Ken D’Arcy (President and Chief Executive Officer of ROC), Mark Little (Vice President and Chief Financial Officer of ROC), as of the date the applicable representation or warranty is made or deemed made under this Agreement and (ii) Buyer, the actual conscious knowledge, together with the knowledge such individual would be expected to obtain after reasonable investigation, of Christopher J. Killoy, President and Chief Executive Officer and Thomas A. Dineen, Senior Vice President, Treasurer, and Chief Financial Officer, as of the date the applicable representation or warranty is made or deemed made under this Agreement.

“Leased Real Property” means all leasehold or subleasehold estates and other rights of Seller to possess, use or occupy (or to grant others the right to possess, use or occupy) any land, buildings, structures, improvements, fixtures or other interest in real property, in each of the foregoing cases, to the extent possessed, used or occupied in connection with the Business.

“Leases” means all leases, subleases, licenses and other agreements, including all amendments, extensions, renewals, and other agreements with respect thereto, pursuant to which Seller has the right to possess, use, lease or occupy (or to grant others the right to possess, use or occupy) any personal property asset.

“Lexington Property” means the Remington Arms Company property located at 1 Murphy Road, Building 3, Lexington, MO 64067.

“Liabilities” includes any and all liabilities, obligations, Claims against, in each case known or unknown, pending or threatened, at law or in equity, direct or derivative, liquidated or unliquidated, matured or unmatured, disputed or undisputed, choate or inchoate, absolute, accrued, judgments, demands, rights of first refusal or offer, recoupment, rights of recovery, reimbursement, contribution, indemnity, exoneration, rights under products liability, alter ego, environmental, intellectual property (including any infringement thereof), tort, contract and any other legal or equitable basis of liability, charges of any kind or nature, debts arising in any way in connection with any agreements, acts or failures to act, and all pending, threatened, asserted or unasserted actions against Seller or any of its Affiliates, or any of their respective current or former officers, employees, agents or independent contractors, any of their assets or properties, the Business, or any of their operations or activities arising out of or relating to any matter, occurrence, action, omission or circumstance, and includes any Claims against Buyer under doctrines of successor liability or any other ground or theory (which Claim may also be an Interest or Lien).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or other lien including, but not limited to warehouseman’s and mechanics’ liens), restriction on use or conditional sale agreement.

“Material Adverse Effect” means a state of facts, event, change or effect on the value of the Acquired Assets or the Business that results in a material and adverse effect on the value of the Acquired Assets or the Business taken as a whole, but excludes any state of facts, event, change or effect caused by events, changes or developments relating to (A) changes resulting from, or from any motion, application, pleading or Order filed relating to, the Bankruptcy Case; (B) any action of Seller taken pursuant to, or any failure of Seller to take any action prohibited by, any Order of the Bankruptcy Court, this Agreement or any of the Ancillary Agreements to which Seller is a party; (C) the public disclosure of this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby, (D) changes, after the Effective Date, in United States generally accepted accounting principles, (E) changes in general United States economic, monetary or financial conditions, including changes in prevailing interest rates, credit availability, and the credit markets generally, as well as changes in the commercial real estate markets in the geographic regions in which Seller operates the Business,

(F) changes in the firearms, ammunition or sporting goods industries in general, (G) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war (whether or not declared) or (H) any occurrence, outbreak, escalation or worsening of, or furloughs or Government actions (including any COVID Restrictions) instituted in response to, any epidemic, pandemic or other disease; provided, further, that in the cases of clauses (D), (E), (F), (G) and (H) above, such change, event or circumstance shall be taken into account to the extent it has a disproportionate adverse impact on the Business, Acquired Assets or financial condition of Seller, taken as a whole, compared to other companies operating in the industries in which Seller operates.

“National Firearms Act” means the National Firearms Act of 1934, as amended, 26 U.S.C. § 5801 et seq.

“Non-Debtor Affiliate” means any person or entity that is an affiliate within the meaning of the Section 101(2) that is not a debtor whose case has been administratively consolidated with the Bankruptcy Case.

“Owned Real Property” means all land and all buildings, structures, fixtures and other improvements located thereon, and all easements, rights of way, servitudes, tenements, hereditaments, appurtenances, privileges and other rights thereto, owned by Seller.

“Pension Plan” means Remington Arms Company, LLC Pension and Retirement Plan, (f/k/a Remington Arms Company, Inc. Pension and Retirement Plan), as amended from time to time, whereby the Marlin Firearms Co. Employees’ Pension Plan (a/k/a Marlin Firearms Company Employees Pension Plan), as amended from time to time, was merged into the Remington Arms Company, LLC Pension and Retirement Plan.

“Permits” means any means all licenses, permits, certificates, clearance, registration, consents and other authorizations and approvals from any Government.

“Permitted Liens” mean: (a) Liens and Interests consisting of (i) current Taxes and assessments not yet due and payable, or Liens for Taxes that are being contested in good faith by appropriate legal proceedings and for which appropriate reserves under GAAP have been established in the Balance Sheets, (ii) all easements, rights-of-way, servitudes, covenants, conditions, restrictions, obligations and other similar matters of record affecting title to real property, (iii) statutory, common law or contractual liens of landlords, and (iv) the applicable zoning and use regulations or other Laws of any Government, in each case, that do not materially affect the current use of the underlying asset and are not violated in any material respect by the operation of the Business as currently conducted thereon; (b) any imperfection of title with respect to any asset that does not materially interfere with the present occupancy, use or marketability of such asset and the continuation of the present occupancy or use of such asset; (c) such covenants, conditions, restrictions, easements, encroachments or encumbrances that are not created pursuant to mortgages or other financing or security documents, or any other state of facts, that do not materially interfere with the present occupancy or use of an asset; (d) all terms, conditions and restrictions under any applicable Permits; and (e) the rights under the Acquired Intellectual Property granted under (1) that certain Trademark License Agreement, by and between RA Brands and Crossman Corporation, a Delaware corporation, dated as of January 18, 2016, as amended by Amendment #1 to Trademark License Agreement, dated as of June 4, 2019 and as amended, supplemented and modified from time to time, (2) that certain Trademark License Agreement, by and between RA Brands and Gator Cases Inc., a Florida corporation, dated as of November 5, 2019, as amended by Amendment #1 to Trademark License Agreement, dated as of August 19, 2020 and as amended, supplemented and modified from time to time, and (3) that certain Exclusive Trademark License Agreement, by and between RA Brands and Buck Knives, Inc., a Nevada corporation, dated as of January 18, 2017, as amended, supplemented and modified from time to time.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Government.

“Plan” means a Joint Chapter 11 Plan filed by Seller with the Bankruptcy Court.

“Pre-Closing Date Share” means (a) with respect to any income Tax liability for a Straddle Period, the amount that would be due for the portion of the tax period beginning on the first day of such Straddle Period and ending on the Closing Date, based on an interim closing of the books as of the close of business on the Closing Date, and (b) with respect to any other Tax liability for a Straddle Period, the total amount due for the entire Straddle Period, multiplied by (x) the number of days in such Straddle Period on or before the Closing Date divided by (y) the total number of days in such Straddle Period.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Priority Term Loan” means that certain Loan and Security Agreement, dated as of April 18, 2019 (as amended by that certain Amendment No. 1, dated May 1, 2019, that certain Amendment No. 2, dated June 24, 2019, that certain Amendment No. 3, dated August 15, 2019, that certain Amendment No. 4, dated October 11, 2019, that certain Amendment No. 5, dated February 21, 2020, and that certain Amendment No. 6, dated March 27, 2020, and as it may be further amended, supplemented or otherwise modified from time to time), by and among FGI Operating Company, LLC, the guarantors party thereto, Cantor Fitzgerald Securities, as administrative agent and initial collateral agent, and the lenders party thereto.

“Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, investment bankers or representatives of any such Person.

“Remington Name” means “Remington,” either alone or in combination with other words, graphics or designs, including all rights in said term as a trade name, trade mark, corporate name, service mark and domain name, including any confusingly similar variation, derivative or transaction thereof.

“Retained Litigation” means all litigation and Claims arising or related to events prior to the Closing.

“Seller D&Os” means the current or former directors and officers insured under the D&O Insurance.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (e) all Documents related to any of the foregoing.

“State of Alabama Project Development Liabilities” means all Liabilities under that certain Project Agreement dated as of February 17, 2014, by and between the State of Alabama and ROC, as amended or otherwise modified from time to time.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary(ies)” means, when used with respect to any specified Person, any other Person (a) of which the specified Person or any Subsidiary thereof is a general partner, (b) of which the specified Person or a Subsidiary thereof own at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions for such other Person of which owns the specified person or a Subsidiary thereof, or (c) that is directly or indirectly controlled by the specified Person or any Subsidiary thereof.

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Taxes” means (a) all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Government, which taxes shall include all income taxes, payroll and employee withholding, unemployment insurance, social security (or similar), sales and use, Excise Taxes (whether or not deferred), franchise, gross receipts, occupation, real and personal property, stamp, transfer, worker’s compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under Section 59A of the Code as in effect for Tax years beginning prior to January 1, 2018) and (b) any liability for items described in clause (a) of this definition under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-U.S. law), by contract, as a transferee or successor, payments under any Tax allocation, sharing, or similar agreement (whether oral or written), or otherwise, in each case, whether disputed or not; and “Tax” shall mean any one of them.

Section 12.2        All Terms Cross-Referenced. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acquired Assets	Section 1.1
Acquired Intellectual Property	Section 1.1(f)

Acquired Intellectual Property Assignment	Section 3.2(d)
Acquired Policy Rights	Section 1.1(d)
Affiliate	Section 12.1
Agreement	Preamble
Allocation	Section 8.3
Alternative Transaction	Section 12.1
Ancillary Agreements	Section 12.1
Approval Termination Date	Section 10.1(d)
Assignment Agreement	Section 3.2(b)
Assignment of Lease	Section 3.2(c)
Assigned Business Contracts	Section 1.1(e)
Assigned Contracts	Section 1.1(e)
Assigned FF&E Leases	Section 1.1(c)
ATF	Section 12.1
Avoidance Actions	Section 12.1
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bidding Procedures Motion	Recitals
Bidding Procedures Order	Recitals
Break Fee	Section 10.2(c)
Business	Recitals
Business Day	Section 12.1
Buyer	Preamble
Buyer Acquisition Vehicle	Section 12.1
Buyer Straddle Period Return	Section 8.2(d)
Cash	Section 12.1
CBA	Section 12.1
City of Huntsville Project Development Liabilities	Section 12.1
Claims	Section 12.1
Closing	Section 3.1
Closing Date	Section 3.1
Code	Section 12.1
Confidentiality Agreement	Section 5.1(b)
Contract	Section 12.1
COVID Restrictions	Section 12.1
Creditworthy	Section 12.1
Cure Amount	Section 1.4(a)
D&O Insurance	Section 12.1
Damages	Section 12.1
DIP Facility	Section 12.1
Documents	Section 12.1
Effective Date	Preamble
Employee Benefit Plans	Section 12.1
Employee Liabilities	Section 12.1
Employee Records	Section 12.1

Employees	Section 12.1
Encumbrance	Section 12.1
Environmental Laws	Section 12.1
ERISA	Section 12.1
Excise Tax Property	Section 8.2(d)
Excise Taxes	Section 12.1
Excluded Assets	Section 1.2
Excluded Insurance Policies	Section 1.2(c)
Excluded Liabilities	Section 1.3
Excluded Taxes	Section 12.1
Exit Term Loan	Section 12.1
FILO Facility	Section 12.1
Final Order	Section 12.1
GCA	Section 12.1
Good Faith Deposit	Section 2.2(a)
Government	Section 12.1
Gross Closing Cash Payment	Section 2.1(a)
Historic Firearms Books and Records	Section 12.1
Intellectual Property	Section 12.1
Intercompany Note	Section 12.1
Interests	Section 12.1
Inventory	Section 1.1(h)
Knowledge	Section 12.1
Law	Section 4.1(c)
Leased FF&E	Section 1.1(c)
Leased Real Property	Section 12.1
Leases	Section 12.1
Liabilities	Section 12.1
Lien	Section 12.1
Material Adverse Effect	Section 12.1
Material Permits	Section 4.1(h)
National Firearms Act	Section 12.1
Necessary Consent	Section 1.5
Net Closing Cash Payment	Section 2.2(b)
Non-Debtor Affiliate	Section 12.1
Order	Section 4.1(c)
Other Agreements	Section 1.7
Owned FF&E	Section 1.1(b)
Owned Real Property	Section 12.1
Pension Plan	Section 12.1
Permits	Section 12.1
Person	Section 12.1
Petition Date	Recitals
Plan	Section 12.1
Pre-Closing Date Share	Section 12.1
Pre-Closing Tax Period	Section 12.1

Priority Term Loan	Section 12.1
Products	Recitals
Prohibited Material	Section 6.8
Purchase Price	Section 2.1
Related Person	Section 12.1
Remington Name	Section 12.1
Retained Litigation	Section 12.1
ROC	Preamble
Sale Hearing	Section 1.4(a)
Sale Order	Recitals
Seller	Preamble
Seller D&Os	Section 12.1
Seller Straddle Period Return	Section 8.2(d)
Seller’s Knowledge	Section 12.1
Software	Section 12.1
Specified Relied Upon Documents	Section 12.1
State of Alabama Project Development Liabilities	Section 12.1
Straddle Period	Section 12.1
Subsidiary(ies)	Section 12.1
Tax Return	Section 12.1
Taxes	Section 12.1
Transaction Taxes	Section 8.1
Transferred Employees	Section 7.1
WARN Act	Section 7.2
WARN Liabilities	Section 7.2
Warranty Termination Date	Section 10.1(b)

[Signatures are on the following pages.]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BUYER Sturm, Ruger & CoMPANY, Inc.
By: /S/ CHRISTOPHER J. KILLOY Name: Christopher J. Killoy Title: President and CEO

S-1

ROC REMINGTON OUTDOOR COMPANY, INC.
By: /S/ KEN D’ARCY Name: Ken D’Arcy Title: Chief Executive Officer

SUBSIDIARIES OF ROC FGI OPERATING COMPANY, LLC
By:	/S/ KEN D’ARCY Name: Ken D’Arcy Title: Chief Executive Officer

FGI HOLDING COMPANY, LLC
By:	/S/ KEN D’ARCY
Name: Ken D’Arcy
Title: Chief Executive Officer
BARNES BULLETS, LLC
By:	/S/ KEN D’ARCY
Name: Ken D’Arcy
Title: Chief Executive Officer
REMINGTON ARMS COMPANY, LLC
By:	/S/ KEN D’ARCY
Name: Ken D’Arcy
Title: Chief Executive Officer

RA BRANDS, L.L.C.
By:	/S/ KEN D’ARCY
Name: Ken D’Arcy
Title: Chief Executive Officer

OUTDOOR SERVICES, LLC
By:	/S/ KEN D’ARCY
Name: Ken D’Arcy
Title: Chief Executive Officer

S-2

FGI FINANCE INC.
By:	/S/ KEN D’ARCY
Name: Ken D’Arcy
Title: Chief Executive Officer

HUNTSVILLE HOLDINGS LLC
By:	/S/ KEN D’ARCY
Name: Ken D’Arcy
Title: Chief Executive Officer

TMRI, INC.
By:	/S/ KEN D’ARCY
Name: Ken D’Arcy
Title: Chief Executive Officer

REMINGTON ARMS DISTRIBUTION COMPANY, LLC
By:	/S/ KEN D’ARCY
Name: Ken D’Arcy
Title: Chief Executive Officer

32E PRODUCTIONS, LLC
By:	/S/ KEN D’ARCY
Name: Ken D’Arcy
Title: Chief Executive Officer

GREAT OUTDOORS HOLDCO, LLC
By:	/S/ KEN D’ARCY
Name: Ken D’Arcy
Title: Chief Executive Officer

S-3